Exhibit 99.1

NEWS RELEASE

Tuesday, February 22, 2005

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES RECORD

FOURTH QUARTER AND FULL YEAR RESULTS

EL PASO, Texas, February 22, 2005 — Petro Stopping Centers, L.P. today announced record operating results for the fourth quarter and year ended December 31, 2004.

FINANCIAL HIGHLIGHTS

Revenue for the fourth quarter 2004 of $366.4 million was $97.5 million higher than the same period in 2003. The 36.3% increase in revenue was mainly due to higher retail fuel prices related to market conditions and improved fuel volumes. Driven by improved sales and margins, EBITDA for the quarter increased $4.0 million to $15.0 million, the best quarterly result in the Company’s history. Net income increased $3.7 million to $5.3 million. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

Revenue for the twelve months ended December 31, 2004 increased 22.9% over 2003 to $1.3 billion. The Company reached a milestone, with full year EBITDA exceeding $50.0 million for the first time. The $6.0 million increase in EBITDA to $50.3 million represents a 13.4% improvement over 2003. Net income for the period of $4.9 million was 43.0% lower than 2003, primarily due to costs associated with our February 9, 2004 refinancing transactions and increased interest expense.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since we opened our first Petro Stopping Center in 1975, our nationwide network has

Petro Stopping Centers Announces Record Fourth Quarter and Full Year Results	Page 2

grown to 61 facilities located in 31 states. Of these locations, 37 are company-operated and 24 are franchised. Our facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck maintenance and repair services, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income (loss) before interest expense, depreciation and amortization, cumulative effect of a change in accounting principle, and any one-time charges, less interest income and equity in income (loss) of affiliates. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as

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a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION

Mr. Edward Escudero

Treasurer and Chief Financial Officer

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
Net revenues:
Fuel (including motor fuel taxes)	$684,865	$813,083	$1,045,544
Non-fuel	238,060	250,224	260,967

Total net revenues	922,925	1,063,307	1,306,511

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	647,039	772,486	994,865
Non-fuel	96,032	101,426	105,483
Operating expenses	120,954	129,967	138,160
General and administrative	15,288	15,113	17,663
Depreciation and amortization	16,248	15,483	15,501
(Gain) loss on disposition of fixed assets	(2)	18	86

Total costs and expenses	895,559	1,034,493	1,271,758

Operating income	27,366	28,814	34,753

Write-down of land held for sale	—	(908)	—
Loss on retirement of debt	—	—	(6,164)
Retired debt restructuring costs	—	—	(794)
Equity in income of affiliate	406	476	664
Interest income	61	67	186
Interest expense	(20,808)	(19,391)	(23,707)

Income before cumulative effect of a change in accounting principle	7,025	9,058	4,938

Cumulative effect of a change in accounting principle	—	(397)	—

Net income	$7,025	$8,661	$4,938

RECONCILIATION OF NET INCOME TO EBITDA

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
Net income	$1,592	$5,334	$8,661	$4,938
Add:
Interest expense	4,758	6,103	19,391	23,707
Depreciation and amortization	3,944	3,961	15,483	15,501
Cumulative effect of a change in accounting principle	—	—	397	—
Loss on retirement of debt	—	—	—	6,164
Retired debt restructuring costs	—	—	—	794
Write-down of land held for sale	908	—	908	—
Less:
Interest income	(21)	(86)	(67)	(186)
Equity in income of affiliate	(122)	(266)	(476)	(664)

EBITDA	$11,059	$15,046	$44,297	$50,254